                                                                  EXHIBIT (d)(4)

                            IRREVOCABLE UNDERTAKING

Applied Graphics Technologies, Inc.
450 West 33rd Street
New York, New York 10001
United States of America
("AGT")

Wace Group Limited
St. Marks House
Shepherdess Walk
London N1 7LH
United Kingdom
(the "COMPANY")

                                                                    12 June 2003

Dear Sirs

REDEMPTION OF THE COMPANY'S OUTSTANDING 8% CONVERTIBLE GBP 1
PREFERENCE SHARES (THE "PREFERENCE SHARES")

1    TERMS OF THE REDEMPTION

     This deed of irrevocable undertaking ("DEED") sets out the terms on which we undertake to accept a proposal to be made by the Company and put to holders of Preference Shares to redeem the issued and outstanding Preference Shares of the Company (the "REDEMPTION"), excluding any Preference Shares owned by AGT or any subsidiary of AGT on the date that the Redemption is effected.

     We understand that it is intended that the Redemption shall be effected substantially upon the following terms and subject to the following conditions:

     (i) the Redemption shall be effected on or before 31 August 2003 (and the date that the Redemption is effected (which shall include, without limitation, despatch of redemption monies to the holders of Preference Shares) shall for the purpose of this Deed be the "REDEMPTION DATE");

     (ii) there shall be paid on each issued and outstanding Preference Share that is redeemed a sum equal to 19p and as a consequence we acknowledge the provisions of article 5(e) of the articles of association of the Company (the "ARTICLES") shall not apply to the Redemption;

     (iii) the procedure for redemption of the Preference Shares shall in all material terms be that set out in Article 5 of the Articles (as amended by the resolutions set out in the Redemption Circular (as defined below)) save that references in Article 5 to 31 January 2005 shall for the purposes of this Deed be construed as references to the Redemption Date; and



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     (iv)  such other terms and conditions as may be reasonably required in connection with any Restructuring (as defined in paragraph 5) provided that these are not materially inconsistent with the terms of this Deed or the Redemption Circular (as defined below).

     For the avoidance of doubt, the Redemption shall be made on such terms and subject to such conditions as shall be required by the United Kingdom Companies Act 1985, as amended, the Articles, the Redemption Circular (as defined below) and, in general, law and regulation in the United Kingdom.

2.   ISSUE OF REDEMPTION CIRCULAR

     We irrevocably consent to the issue of the Redemption Circular (as defined below), incorporating references to us and to the provisions of this undertaking in such terms as shall be agreed with us (such agreement not to be unreasonably withheld) and (if required for any legal or regulatory reason) for this document to be made available for inspection between the date of despatch of the Redemption Circular to holders of Preference
     Shares ("PREFERENCE SHAREHOLDERS") and the Redemption Date.

3.   IRREVOCABLE UNDERTAKINGS AND ASSURANCES

     In consideration of the Company proposing the Redemption and the payment by each of AGT and the Company severally of GBP 1 to us, good receipt of which is hereby acknowledged, we irrevocably and unconditionally undertake, represent and warrant to you that:

     (a) we are the beneficial owners and registered holders of (or otherwise able to control the exercise of all rights attaching to, including the ability to procure the transfer of) (i) the number of Preference Shares of GBP 1 each in the capital of the Company set out in the first column of the first box of the Schedule (the "RELEVANT PREFERENCE SHARES", which expression shall include any other shares in the Company issued after the date hereof and attributable to or derived from such Relevant Preference Shares and shall include shares deriving from the rights set out in column 4 of the first box of the Schedule) and (ii) the number of ordinary shares of 20p each in the capital of the Company set out in the first column of the second box of the Schedule (the "SALE SHARES"), which expression shall include any other shares in the Company issued after the date hereof and attributable to or derived from such Sale Shares and shall include shares deriving from the rights set out in column 4 of the second box of the Schedule);

     (b) neither the whole nor any part of our interest in the Relevant Preference Shares or the Sale Shares or any of them is subject to any contract, assignment, charge, option or other disposition, dealing or restriction whatsoever;

     (c) there are no other shares in the Company registered in our name or beneficially owned or managed and controlled by us, or in which we have an interest, and we have no rights or options to acquire or subscribe for any shares in the Company, save as specified in column 4 of the first and second boxes of the Schedule;

     (d) we are not acting in concert (as such term is defined in the City Code on Takeovers and Mergers issued by the Panel on Takeovers and Mergers in the United Kingdom) with any person for any purpose in relation to AGT, the Company or any of their respective subsidiaries or in relation to the Preference Shares, the Redemption or any Restructuring save in so far as any such relationship may arise out of our executing this Deed;

     (e) we are able and have all relevant rights, power and authority, and have obtained all necessary authorisations, approvals, consents and licences required by us (all of which are unconditional and remain in full force and effect), to enter into and perform this Deed;

     (f) we shall comply in a timely fashion with the procedure for the Redemption of the Preference Shares to be set out in the document to be sent to Preference Shareholders containing the formal Redemption proposal (the "REDEMPTION CIRCULAR") (provided always that such procedure is materially in accordance with market practice in the United Kingdom in relation to the procedure for the redemption of shares in companies incorporated in England and Wales) and shall either (i) forward or procure that there is forwarded in connection with the Redemption the share certificate(s) for the Relevant Preference Shares and/or other documents of title or a form of indemnity acceptable to you in respect of any lost certificate(s) or
          (ii) otherwise comply with the procedure for the redemption of

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          Preference Shares to be set out in the Redemption Circular (which shall not be materially different from that set out in Articles 5(c) and (d) of the Articles);

     (g) until the earlier of (i) the Company informing us in writing that it does not intend to proceed with the Redemption and (ii) the under-takings in this Deed terminating in accordance with Clause 6, we will not:


          (i) except pursuant to the Redemption, sell, transfer, mortgage, charge, encumber, grant any options over or otherwise dispose of, or permit the sale, transfer, mortgaging, charging or other disposal or grant of any encumbrance or option of or over all or any of the Relevant Preference Shares or of the Sale Shares or any interest therein or accept any other offer in respect of all or any of the same;

          (ii) encourage or assist or solicit or accept or agree to accept any other offer in respect of all or any of the Relevant Preference Shares or all or any of the Sale Shares or any other shares in the capital of the Company (by whatever means the same is to be implemented, including a takeover proposal made by means of a scheme of arrangement);

          (iii) withdraw any Relevant Preference Shares that we have submitted for Redemption notwithstanding that we may have become entitled to do so pursuant to the terms of the Redemption Circular or otherwise;

          (iv) (other than pursuant to the Redemption) enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur or permit to arise any obligation to do all or any of the acts referred to in sub-paragraphs (i),
                 (ii) or (iii) above which would or might be prejudicial to the successful outcome of the Redemption or restrict or impede implementation of the Redemption;

          (v) acquire or dispose of any shares or other securities of AGT or of the Company or any subsidiary of either AGT or the Company (or any interest therein);

     (h) the Relevant Preference Shares shall be redeemed by the Company free from all liens, charges, options, equities, encumbrances and third party rights of any nature and together with all rights now or hereafter attaching thereto, including the right to all dividends and other distributions (if any) hereafter declared, paid or made.

     (i) we are the beneficial owners and registered holders of (or otherwise able to control the exercise of all rights attaching to, including the ability to procure the transfer of) the Sale Shares and we shall, on the Redemption Date, sell (and complete the sale of) the Sale Shares to Applied Graphics Technologies (UK) Limited (the
          "PURCHASER") with full title guarantee and free from any encumbrance
          for a total consideration of GBP[   ] and shall execute and enter into
          all such documents (including without limitation duly completed and executed transfers of the Sale Shares in such form as is necessary for the Purchaser to establish legal and beneficial ownership of the Sale Shares) as may be reasonably required to enable the Purchaser to be registered as the holder of the Sale Shares; and

     (j)  we shall immediately upon completion of the Redemption subscribe in
          cash for GBP[     ] of 10% unsecured loan notes due 2005 of AGT which
          (1) shall be repayable in two equal annual installments on the first and second anniversaries of the date of issue of such notes, such that on the first anniversary there shall be repaid 50 per cent. of the principal amount of such notes together with a sum equal to the interest due on the principal amount of such notes to such first anniversary, and on the second anniversary there shall be repaid the balance of the principal amount of such notes together with a sum equal to the interest due on such balance and (2) provided always that such loan notes shall otherwise be on such terms as may be agreed between us and AGT and that such terms shall not be inconsistent with the terms set out in (1) above.

4.   EXERCISE OF VOTING RIGHTS

     We hereby further irrevocably undertake, represent, warrant and agree to and with the Company that, until the earlier of (i) the Company informing us in writing that it does

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     not intend to proceed with the Redemption and (ii) the undertakings in this
     Deed terminating in accordance with Clause 6:

     (a) we shall exercise or procure the exercise of the voting rights attached to the Relevant Preference Shares and/or the Sale Shares on a Relevant Resolution (as defined below) in accordance with the Company's directions;

     (b) in accordance with the Company's directions, we shall exercise the rights attaching to the Relevant Preference Shares and/or the Sale Shares to requisition or join in requisitioning any general and/or class meeting of the Company for the purposes of considering a Relevant Resolution and to require the Company pursuant to section 376 Companies Act 1985 to give notice of such a resolution;

     (c) for the purpose of voting on a Relevant Resolution, we shall execute any form of proxy required by the Company appointing any person nominated by the Company to attend and vote at the relevant general and/or separate class meetings of the Company; and

     (d) we shall not without the prior written consent of the Company requisition or join in the requisition of any general or separate class meeting of the Company for the purpose of considering any Relevant Resolution.

          For the purpose of this undertaking, a Relevant Resolution is:

          (i) a resolution (whether or not amended) substantially in the form set out in the Redemption Circular proposed at a general and/or class meeting of the Company, or at any adjourned meeting, the passing of which would assist in the implementation of the Redemption (including, without limitation, amending the Articles) or which, if proposed by a third party shareholder in the Company and passed, might result in any condition of the Redemption not being fulfilled or which might impede or frustrate the Redemption in any way; or

          (ii) a resolution to adjourn a general and/or separate class meeting of the Company whose business includes the consideration of a resolution falling within sub-paragraph (i) above; or

          (iii) a resolution to amend a resolution falling within sub-paragraphs (i) and (ii) above provided that this does not affect the latest date for payment of Redemption monies as set out under paragraph 1(i) above.

5    SECRECY

     We will between the date of this undertaking and the public announcement of the proposed Redemption maintain appropriate secrecy about the possibility, and terms, of (i) the Redemption and (ii) any potential or actual restructuring of the debt and the equity share capital of AGT and/or any of its subsidiaries (a "RESTRUCTURING").

6    TERMINATION

     The undertakings in this Deed shall automatically terminate and cease to have any further effect in the event that:



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        (a) the Redemption Circular is not posted to the Preference Shareholders of the Company by or on 30 June 2003;

        (b) the Redemption proposal is withdrawn by the Company;

        (c) the Redemption monies are not paid to Preference Shareholders by 31 August 2003;

        (d) an underlying client of ours has terminated our professional relationship with them in circumstances where such client is not bound to honour our pre-existing obligations or undertaking in respect of the Relevant Preference Shares or the Sale Shares then we shall in any event retain the right to transfer to that client or any replacement fund manager/custodian appointed by such client the relevant Relevant Preference Shares and/or Sale Shares, and in such cases this Deed will lapse in respect of the shares so transferred. We agree to inform you immediately should the provisions of this paragraph (d) apply in relation to any Relevant Preference Share and/or Sale Share which are the subject of this undertaking and any subsequent references to the number of Relevant Preference Shares and/or Sale Shares to which this Deed relates will be read as excluding such transferred shares PROVIDED ALWAYS that prior to any such transfer we (i) provide to you reasonable written evidence from such client of the termination of our professional relationship and request for transfer, (ii) act in good faith in accordance with this paragraph (d); and (iii) use our reasonable endeavours to ensure the transferees of such transferred Relevant Preference Shares and/or Sale Shares execute an undertaking in relation to such shares in substantially similar form to this Deed; or

        (e) prior to the Company being irrevocably committed to the payment of Redemption monies, any third party shall announce (including in such announcement confirmation by an appropriate third party advisor that resources are available to the offeror to satisfy full acceptance of such offer) a firm intention to make a general offer for all the shares in the Company (not already owned by such third party) which offer, in our reasonable opinion, represents a material improvement to the terms of the Redemption.

     7  NO OBLIGATION ON COMPANY

        Nothing contained in this Deed shall oblige the Company to announce or proceed with the Redemption.

     8  FURTHER ASSURANCE

        In order to secure the performance of our obligations contained in this Deed, we hereby agree that now or at any time in the future we will or will procure the execution of a form or forms of acceptance or of transfer and/or such other documents and do such other acts and things (if any) as may be necessary to proceed with (i) the Redemption in respect of the Relevant Preference Shares (or, as the case may be, to require the registered holder(s) thereof to do the same) and (ii) the sale of the Sale Shares (as set out in Clause 3(i) above) and otherwise to give the Company and AGT the full benefit of this Deed.

     9  THIRD PARTY APPROACHES

        We will at all times after the date hereof and until the earlier of (i) the Company informing us in writing that it does not intend to proceed with the Redemption and (ii) the undertakings in this Deed terminating in accordance with Clause 6, notify you in writing of any communication, invitation, approach or enquiry which we may receive from a third party concerning the acquisition of all or any of our Relevant Preference Shares and/or the Sale Shares in the Company.

    10  NOMINEES

        In the case where the Relevant Preference Shares and/or the Sale Shares are registered in the name of a nominee, we shall direct the nominee to act as if the nominee were bound by the terms of this irrevocable undertaking and we shall use our best endeavors to do all acts and things necessary to carry the terms hereof into effect as if we had been the registered holder of the Relevant Preference Shares and/or the Sale Shares registered in the name of such nominee.



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11   WAIVER

     We undertake that we shall not make any claim against AGT, the Purchaser or the Company or any of their respective subsidiaries or any of their respective directors, officers, employees or agents in connection with the arrangements provided for in this Deed for any loss or damage of whatever nature which we may suffer or incur in connection with this Deed which does not arise from a breach of any provision of this Deed by or the fraud or wilful default of any such aforementioned persons.

     AGT and the Company undertake that they shall not make any claim against INVESCO Asset Management Limited or its clients as shown in the Schedule hereto or any of its subsidiaries or any of its directors, officers, employees or agents in connection with the arrangements provided for in this Deed for any loss or damage of whatever nature which AGT or the Company may suffer or incur in connection with this Deed which does not arise from a breach of any provision of this Deed by or the fraud or wilful default of any such aforementioned persons.

12   ACCURACY OF INFORMATION

     We undertake to provide the Company and its professional advisers promptly on request with all information as may be required by the UKLA and/or any other legal or regulatory requirements for inclusion in the Redemption Circular. We shall notify the Company and its professional advisers promptly of any changes to such information.

13   TIME OF THE ESSENCE

     Any date, time or period referred to in this Deed shall be of the essence except to the extent to which we, AGT and the Company agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

14   DAMAGE NOT ADEQUATE

     We agree that damages would not be an adequate remedy for breach of this Deed.

15   GOVERNING LAW AND JURISDICTION

     This Deed and all matters in connection therewith shall be governed by, and construed in accordance with, English law. We hereby irrevocably submit to the non-exclusive jurisdiction of the English courts in relation to any dispute or other matter arising in connection with this undertaking and waive any objection to proceedings in such courts as the grounds of venue or on the grounds that the proceedings have been brought in an inappropriate forum. No person who is not a party to this undertaking shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this undertaking.

16   AMENDMENTS/VARIATIONS IN WRITING

     No amendment or variation shall be made to this Deed unless signed in writing by AGT, the Company and us.



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                                    SCHEDULE

The following represents our holding of Preference Shares and Ordinary Shares and any Preference Shares and Ordinary Shares subject to options or rights to acquire such Preference Shares.



NUMBER OF PREFERENCE          REGISTERED HOLDER        BENEFICIAL OWNER            NUMBER OF PREFERENCE
   SHARES HELD OR                                                               SHARES SUBJECT TO OPTIONS OR
     CONTROLLED                                                                       RIGHTS TO ACQUIRE






NUMBER OF ORDINARY            REGISTERED HOLDER        BENEFICIAL OWNER            NUMBER OF ORDINARY
   SHARES HELD OR                                                               SHARES SUBJECT TO OPTIONS OR
     CONTROLLED                                                                       RIGHTS TO ACQUIRE




Dated: 12 June 2003




Executed as a deed by                    )
                                         )
                                         )
                                         )
                                             ----------------------
                                             Title



                                             ----------------------
                                             Title




Executed as a deed by                    )
Applied Graphics Technologies, Inc.      )
(for the purposes of Clause 11 only)     )
                                         )   /s/ Martin Krall
                                             ----------------------
                                             Director


                                             /s/ Joseph Vecchiolla
                                             ----------------------
                                             Director/SECRETARY



Executed as a deed by                    )
Wace Group Limited                       )
(for the purposes of Clause 11 only)     )
                                         )   /s/ Fred Drasner
                                             ----------------------
                                             Director


                                             /s/ Martin Krall
                                             ----------------------
                                             Director/SECRETARY


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